Exhibit 10.1

AGREEMENT AND RELEASE

IT IS HEREBY AGREED, as of December 15, 2017, by and among Douglas C. Rauh (“Employee”), Summit Materials Holdings L.P. (“Employer”), and solely for purposes of Paragraph 5 hereof, Summit Materials, Inc. (“Summit”), for the good and sufficient consideration set forth below, as follows:

1.                                      Employee’s last day of work with Employer will be December 30, 2017 (the “Separation Date”), and Employee shall continue to receive his base salary through such date in accordance with normal payroll practices.  Effective as of the Separation Date, Employee shall be deemed to have resigned from any and all positions Employee then holds as an employee, officer, or director of Employer and any of its affiliates.

2.                                      Subject to Employee’s (i) execution and delivery of the Release of Claims attached hereto as Exhibit A (the “Release of Claims”) within twenty-one (21) days following the Separation Date and non-revocation within the seven (7) day revocation period set forth therein and (ii) continued compliance with this Agreement and Release and Section 7 (“Restrictive Covenants”) and Section 8 (“Confidentiality; Intellectual Property”) of the Employment Agreement (as defined below) as modified by Exhibit B hereto (together, the “Restrictive Covenant Provisions”; attached hereto as Exhibit B), Employer agrees:

a.         to provide Employee with payment of an amount equal to $1,100,000, paid in regular installments in accordance with Employer’s normal payroll practices through December 31, 2019, beginning on the first payroll date after the Separation Date, except that no payment shall be made until the Release of Claims becomes effective and irrevocable, and the first installment payable following such date on which the Release of Claims becomes effective and irrevocable shall include any payment that would have been paid following the Separation Date in accordance with Employer’s normal payroll practices but for such delay in the commencement of payment;

b.         to provide Employee with payment of Employee’s Annual Bonus (as defined in the Employment Agreement) in respect of fiscal year 2017, payable in accordance with Employer’s normal payroll practices for annual bonuses, without regard to the occurrence of the Separation Date hereunder;

c.          to provide Employee with a monthly cash payment in an amount equal to Employer’s monthly “COBRA” premium as of the date hereof, for twenty-four (24) months following the Separation Date (or, if earlier, until such time as Employee is eligible for group medical coverage under the plan of another employer); provided, that in no event shall Employee be eligible for “COBRA” coverage following the eighteen (18)-month anniversary of the Separation Date (or following, if earlier, such time as Employee is eligible for group medical coverage under the plan of another employer); and

d.         to make such modifications to Employee’s equity-based awards (collectively, the “Outstanding Equity Awards”), including awards under the Summit Materials Inc. 2015 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), as follows:

i.                  (A) All Unvested LP Units (as defined in the Restricted LP Unit Agreement between Summit, Employer and Employee, dated March 11, 2015 (the “Restricted LP Unit Agreement”)) outstanding under the Restricted LP Unit Agreement shall continue to vest during the Consulting Term (as defined below) and (B) All Unvested LP Units outstanding at the end of the Consulting Term shall become vested as of the last day of the Consulting Term so long as the Consulting Term has not been voluntarily terminated by Employee, and Employee shall retain all Vested LP Units (as defined in the Restricted LP Unit Agreement) (including, for the avoidance of doubt, those Unvested LP Units that become Vested LP Units in accordance with the foregoing) pursuant to the terms of the Restricted LP Unit Agreement and the Exchange Agreement (as defined in the Restricted LP Unit Agreement).

ii.               (A) Any unvested portion of the Option (as defined in the Nonqualified Stock Option Agreement (Leverage Restoration Options) between Summit and Employee, dated March 11, 2015 (the “LRO Agreement”)) issued pursuant to the LRO Agreement shall continue to vest during the Consulting Term and (B) any unvested portion of the Option issued pursuant to the LRO Agreement shall become vested as of the last day of the Consulting Term so long as the Consulting Term has not been voluntarily terminated by Employee (the “Accelerated LROs”); provided, however, that any Accelerated LROs shall not be exercisable prior to the date such Accelerated LROs would have vested under the LRO Agreement (the “LRO Vesting Date”).  Each outstanding vested Option (including, for the avoidance of doubt, the portion of the Option that becomes vested during or on the last day of the Consulting Term) shall remain exercisable for ninety (90) days (or such shorter period as applicable in the event of a Restrictive Covenant Violation (as defined in the LRO Agreement)) after the LRO Vesting Date.

iii.            (A) All Options (as defined in the applicable NSO Agreement (as defined below)) granted pursuant to the (x) Nonqualified Stock Option Agreement and Award Notice between Summit and Employee, dated February 24, 2016, and (y) Nonqualified Stock Option Agreement and Award Notice between Summit and Employee, dated February 28, 2017 (each, an “NSO Agreement”), shall continue to vest during the Consulting Term and (B) all unvested Options issued pursuant to an NSO Agreement shall become vested as of the last day of the Consulting Term so long as the Consulting Term has not been voluntarily terminated by Employee (the “Accelerated NSOs”); provided, however, that any Accelerated NSOs shall not be exercisable prior to the date such Accelerated NSOs would have vested under the applicable NSO Agreement (the “NSO Vesting Date”) and shall be exercisable for ninety (90) days (or such shorter period as applicable in the event of a Restrictive Covenant Violation (as defined in the applicable NSO Agreement)) after the NSO Vesting Date.

iv.           (A) All Restricted Stock Units (as defined in the Plan) granted under the (x) Restricted Stock Unit Agreement and Award Notice between Summit and Employee, dated February 24, 2016, and (y) Restricted Stock Unit Agreement and Award Notice between Summit and Employee, dated February 28, 2017 (each, an “RSU Agreement”), shall continue to vest during the Consulting Term and (B) all unvested Restricted Stock Units granted pursuant to an RSU Agreement shall become vested as of the last day of the Consulting Term so long as the Consulting Term has not been voluntarily terminated by Employee (the “Accelerated RSUs”), and shall be settled in accordance with the applicable RSU Agreement; provided, however, that any shares acquired in respect of Accelerated RSUs (other than those withheld or net settled to pay applicable withholding taxes) shall not be transferable by Employee until the date the underlying Accelerated RSUs would have vested under the applicable RSU Agreement.

v.              Employee’s Performance Units (as defined in the applicable Performance Unit Agreement (as defined below)) granted under the (x) Performance Unit Agreement and Award Notice between Summit and Employee, dated February 24, 2016 (the “2016 Performance Unit Agreement”), and (y) Performance Unit Agreement and Award Notice between Summit and Employee, dated February 28, 2017 (the “2017 Performance Unit Agreement” and together with the 2016 Performance Unit Agreement, each, a “Performance Unit Agreement”) shall be governed by the terms and conditions of the applicable Performance Unit Agreement applicable for a termination of Employee’s employment by Employer without cause; provided, that the “Termination date” for purposes of (1) the 2016 Performance Unit Agreement shall be February 24, 2018, and (2) the 2017 Performance Unit Agreement shall be February 28, 2018.

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Except as modified above, Employee and the Outstanding Equity Awards shall continue be subject to the terms and conditions of each applicable award agreement for the Outstanding Equity Awards, including, without limitation, the repayment provisions and restrictive covenants contained therein.

The consideration set forth in this Paragraph 2, together with the Accrued Rights as defined and set forth below in Paragraph 4 hereof, is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Employee or on Employee’s behalf against Employer (and, in the case of Paragraph 2(d), Summit), and the consideration set forth in Paragraph 2(a) through (c) hereof, together with the Accrued Rights, is in complete satisfaction of any and all Employer obligations under the Employment Agreement dated December 29, 2011 by and between Employer and Employee (the “Employment Agreement”) and otherwise.  Notwithstanding any other provision of this Agreement and Release to the contrary, Employee’s continuing obligation to comply with the Restrictive Covenant Provisions shall remain in full force and effect.

3.                                      Employer shall retain Employee to provide consulting services (the “Consulting Services”) as may be assigned to Employee by the Chief Executive Officer of Employer from time to time during the Consulting Term (as defined below), which Consulting Services are expected, as of the date hereof, to include, but not be limited to, such services as described in Exhibit C attached hereto.  The Consulting Services shall be provided on a month-to-month basis commencing on January 1, 2018; provided, that either Employer or Employee may terminate either the Consulting Term for any reason with ten (10) business days’ prior written notice to the other party (the applicable consulting term as set forth herein, the “Consulting Term”).   For avoidance of doubt, it is understood and agreed that the last day of the Consulting Term shall be the tenth (10th) business day after the date of the written notice of termination described in the foregoing sentence.

a.              During the Consulting Term: (i) as consideration for the Consulting Services to be performed by Employee, Employee will receive a consulting fee of $15,000 per month, pro-rated for any partial months during which Employee provides the Consulting Services (the “Consulting Fee”), and Employee will invoice Employer monthly and each invoice will be due and payable within thirty (30) days of receipt of such invoice, and (ii) Employer will reimburse Employee for (x) any reasonable business expenses incurred by Employee in connection with the performance of the Consulting Services and (y) Employee’s wireless internet and cellular phone expenses incurred by Employee in connection with the performance of the Consulting Services, in each case, consistent with Employer’s policies as may be in effect from time to time.  Upon the end of the Consulting Term, payments owed by Employer to Employee with respect to the Consulting Services will be limited to payments accrued pursuant to this Paragraph 3(a).

b.              During the Consulting Term, (i) Employee will be a consultant, and not an employee, of Employer or any of its affiliates, and for the avoidance of doubt, Employee will not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to employees of Employer or any of its affiliates; (ii) Employee will have no authority to act as an agent of Employer or any of its affiliates, except on authority specifically so delegated in writing, and Employee will not represent to the contrary to any person; and (iii) Employee agrees that Employee will not undertake to commit Employer or any of its affiliates to any course of action in relation to third parties, and that Employee will only consult, render advice, and perform such tasks as Employee reasonably determines are necessary to provide the Consulting Services.  With respect to the Consulting Term, (x) to the extent consistent with applicable law and Employee’s status as a consultant, Employer will not withhold any amounts as federal income tax withholding from wages or as employee contributions under any applicable state or federal laws, and (y) Employee will be solely responsible for the payment of any U.S. federal, state, or local or non-U.S. income or payroll taxes with respect to the Consulting Fee and any remuneration Employee receives for the Consulting Services, and will hold Employer and its officers, directors, and employees harmless from any liability arising from any failure to do so.

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c.               During the Consulting Term, Employee shall be permitted to retain his (i) corporate credit card, (ii) company-issued laptop computer, and (iii) company-issued cellular phone to be used in connection with providing the Consulting Services, as applicable, and at the end of the Consulting Term, Employee shall return each such item to Employer pursuant to Paragraph 9 hereof.

d.              In the event that a Change in Control (as defined in the Plan) occurs during the Consulting Term, for purposes of the Outstanding Equity Awards, such Change in Control shall be treated as having occurred during Employee’s employment with Employer, and the termination of the Consulting Term shall be treated as a termination of Employee’s employment with Employer by Employer without cause, as applicable, in each case, subject to all of the other terms and conditions in the Plan and the applicable award agreements thereunder.

4.                                      Employee has received or will receive (i) Employee’s base salary accrued through the Separation Date, payable in accordance with Employer’s usual payment practices, (ii) reimbursement, within twenty-one (21) days following submission of appropriate supporting documentation by Employee, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the Separation Date (provided that such reimbursement claims are submitted to Employer within twenty-one (21) days following the Separation Date with appropriate supporting documentation) and (iii) any fully vested and nonforfeitable employee benefits to which Employee may be entitled under the employee welfare benefit plans of Employer (the payments and benefits in (i) through (iii), collectively, the “Accrued Rights”).  Employee acknowledges and agrees that from and after the date hereof, Employee will not accrue any base salary other than as set forth in Paragraph 2 above, annual bonus opportunity or other employee benefits other than as set forth in Paragraph (2) above, including paid time off, other than continued participation in Employer’s group medical benefit insurance plans and 401(k) plan.  Employee further acknowledges that, as of the date of Employee’s signing of this Agreement and Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Employer for which a workers compensation claim has not already been filed.  This Agreement and Release satisfies any notice requirement from Employer to Employee relating to termination of Employee’s employment with Employer.

5.                                      The parties hereto agree that the consideration set forth in Paragraph 2 hereof is sufficient consideration for the release being given by Employee in the Release of Claims, and for Employee’s other promises herein.  Summit and Employee further agree that the release being given by Employee in the Release of Claims is sufficient to satisfy the release requirement as required by the NSO Agreements, RSU Agreements and Performance Unit Agreements, as applicable.

6.                                      Notwithstanding anything in this Agreement and Release to the contrary, nothing in this Agreement and Release shall be a waiver of Employee’s right to (i) communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law, or (ii) receive an award from a Governmental Entity for information provided under any whistleblower program.  Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Employer or Employer’s affiliates without prior written consent of the Employer’s Chief Legal Officer or other officer designated by the Employer.

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7.                                      Employee will direct all requests for references to Anne Lee Benedict, Chief Legal Officer, who will confirm Employee’s job title, dates of employment and resignation, and, with written authorization from Employee, Employee’s salary.  Employee agrees to refrain from making statements that may reasonably be construed as negative or in any manner disparaging of the Released Parties.  Employer agrees to instruct each of Thomas Hill, Anne Lee Benedict, and Brian Harris to refrain from making statements in connection with third-party requests for references that may reasonably be construed as negative or in any manner disparaging of Employee.

8.                                      Employee and Employer agree and promise not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement and Release, to any person or entity, (i) except in the case of Employee, to members of Employee’s immediate family, Employee’s attorney and Employee’s accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and (ii) except as may be required by law or otherwise as disclosed in Employer’s or Summit’s Securities and Exchange Commission filings.

9.                                      Employee agrees not to use, disclose to others, or permit anyone access to any of Employer’s or Employer’s affiliates’ trade secrets or confidential or proprietary information without Employer’s express consent, and to return immediately to Employer all property of Employer and its affiliates upon termination of Employee’s employment.  Employee shall not retain any copy or other reproduction whatsoever of any property of Employer and its affiliates after the termination of Employee’s employment; provided, however, that Employee may retain copies of documents relating to Employee’s compensation, benefits and Outstanding Equity Awards, which copies shall continue to be subject to Employee’s confidentiality obligation.

10.                               The parties intend that any amounts payable pursuant hereto that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), are intended to comply with Section 409A, and this Agreement and Release shall be administered, interpreted and construed to the extent possible in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A; provided, that the Employer does not guarantee any particular tax effect, and Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Employee in connection with this Agreement and Release (including any taxes, penalties and interest under Section 409A).

11.                               Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

12.                               This Agreement and Release contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Employer and Employee or their authorized agents.

13.                               This Agreement and Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

14.                               The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

15.                               The provisions of this Agreement and Release are severable.  Should any provision herein be declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement and Release, and this Agreement and Release shall be reformed, construed and enforced to the maximum extent permitted by law.

16.                               This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

/s/ Douglas C. Rauh
Douglas C. Rauh

[Signature Page to Agreement and Release]

Summit Materials Holdings L.P.

By:	/s/ Tom Hill
Name: Tom Hill
Title: Chief Executive Officer

Solely for purposes of Paragraph 5 hereof,
Summit Materials, Inc.

By:	/s/ Tom Hill
Name: Tom Hill
Title: Chief Executive Officer

[Signature Page to Agreement and Release]

Exhibit A

Release of Claims

1.                                      This Release of Claims (this “Release”) is made by Douglas C. Rauh (“Employee”) as of January 4, 2018, which is within twenty-one (21) days of December 30, 2017.  Capitalized terms used but not defined in this Release shall have the respective meanings assigned to such terms in the Agreement and Release (the “Separation Agreement”) to which this Release is attached as an Exhibit.  In accordance with the Separation Agreement, Employee agrees as follows:

2.                                      Employee has received those of the Accrued Rights that are due to Employee as of the date of this Release.  Employee further acknowledges that, as of the date of Employee’s signing of this Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Employer for which a workers compensation claim has not already been filed.

3.                                      In return for Employer’s agreement to provide Employee with the consideration referred to in Paragraph 2 of the Separation Agreement, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their respective assigns, successors and predecessors, hereby releases and forever discharges Employer and its parents, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Employee ever had, now has, or may have against the Released Parties as of the date of Employee’s signing of this Release.  This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, Colorado anti-discrimination laws, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by Employer.  This release also includes, but is not limited to, any rights to indemnification (i) pursuant to any indemnification agreement, insurance policy or organizational documents of any of Employer and its parents, subsidiaries and affiliates or (ii) that may be applicable with respect to any alleged violation by Employee of the code of ethics or similar policy of any of Employer and its parents, subsidiaries and affiliates.  The release set forth in this Release does not include (i) claims that may not be released under applicable law, (ii) claims for Accrued Rights that are not yet due and payable to Employee as of the date of this Release, or (iii) claims for breach of the Separation Agreement.

4.                                      Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf.  Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Release.  If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so.  Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

5.                                      This Release is not intended to interfere with Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency.  By entering into this Release, however, Employee acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Employee might be entitled and Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Release.

6.                                      Neither this Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever.  The parties hereto agree and understand that the consideration set forth in Paragraph 2 of the Separation Agreement is in compliance with that which Employer and Summit, respectively, is obligated to provide to Employee, and that such consideration is provided solely in consideration of Employee’s execution of this Release.  The parties hereto agree that the consideration set forth in Paragraph 2 of the Separation Agreement is sufficient consideration for the release being given by Employee in this Release, and for Employee’s other promises herein.

7.                                      Notwithstanding anything in this Release to the contrary, nothing in this Release shall be a waiver of Employee’s right to (i) communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law, or (ii) receive an award from a Governmental Entity for information provided under any whistleblower program.  Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Employer or Employer’s affiliates without prior written consent of the Employer’s Chief Legal Officer or other officer designated by the Employer.

8.                                      Employee acknowledges and agrees that: (i) no promise or inducement for this Release has been made except as set forth in this the Separation Agreement; (ii) this Release is executed by Employee without reliance upon any statement or representation by Employer except as set forth herein; (iii) Employee is legally competent to execute this Release and to accept full responsibility therefor; (iv) Employee has been given twenty-one (21) days within which to consider this Release; (v) Employee has used all or as much of that twenty-one (21) day period as Employee deemed necessary to consider fully this Release and, if Employee has not used the entire twenty-one (21) day period, Employee knowingly and voluntarily waives that period not used; (vi) Employee has read and fully understands the meaning of each provision of this Release; (vii) Employer has advised Employee to consult with an attorney concerning this Release; (viii) Employee freely and voluntarily enters into this Release; and (ix) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

9.                                      This Release shall only become effective and enforceable on the eighth (8th) day following Employee’s execution of this Release within twenty-one (21) days following the Separation Date, unless Employee revokes it during the seven (7) day revocation period by so advising Employer in writing received by Anne Lee Benedict, Chief Legal Officer, Summit Materials Holdings L.P., 1550 Wynkoop Street, 3rd Floor, Denver, CO 80202, before the end of the seventh (7th) day after its execution by Employee.

10.                               This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

11.                               The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

12.                               The provisions of this Release are severable.  Should any provision herein be declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of this Release, and this Release shall be reformed, construed and enforced to the maximum extent permitted by law.

Employee hereby declares as follows:

I, Douglas C. Rauh, hereby acknowledge that I was given twenty-one (21) days following the Separation Date to consider the foregoing Release and voluntarily chose to sign the Release prior to that date.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

[Signature Page Follows]

/s/ Douglas C. Rauh
Douglas C. Rauh

1/4/2018
Date

[Signature Page to Release of Claims]

Exhibit B

Restrictive Covenant Provisions

(Capitalized terms used but not defined in this Exhibit B shall have the respective meanings assigned to such terms in the Employment Agreement (as defined in the Agreement and Release to which this Exhibit B is attached).)

7. Restrictive Covenants.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) During the Employment Term and, for a period of twelve (12) months following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)             with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

(ii)                    with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(iii)                 for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i)                       engage in any business involved, either directly or indirectly, in (x) the acquisition of companies primarily engaged in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete and concrete products) (any such company, a “Business”) or (y) the operation of any Business (any such business as described in subclauses (x) or (y), a “Competitive Business”);

(ii)                    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)                 acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)                interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates, customers, clients, suppliers, partners, members, investors or acquisition targets.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.  In addition, nothing contained herein is intended to prevent, and Executive shall not be prevented from, serving on a board of any organization, for-profit or not-for-profit, so long as such service does not otherwise violate the prohibitions set forth in Section 7 or Section 8 of this Agreement.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)                  solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)               hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(6) Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its affiliates. The Company and its affiliates will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon Executive, or that is or reasonably would be expected to be damaging to the reputation of Executive.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of the Executive’s employment in order to perform the duties of his or her position and in the best interests of the Company.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 7 and 8 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)     If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)  Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of Sections 7, 8 and 9 of the Employment Agreement shall survive the termination of Executive’s employment for any reason.

Exhibit C

Description of Consulting Services

1.              Serve as the Company’s representative on the Executive Committee and Board of Directors of The National Asphalt Pavement Association (NAPA).

2.              Acquisition due diligence as directed by the Company’s Chief Executive Officer and/or Chief Business Development Officer.

3.              Advise and mentor the Company’s operators as requested by the Chief Executive Officer.

4.              Maintain and foster relationships with the Company’s major vendors like Caterpillar and John Deere.

5.              Provide such other services as may reasonably be requested by the Company’s Chief Executive Officer, so long as the nature of the requested services requires a level of experience, training and skill that is consistent with those exhibited by Employee during his employment with Employer.

C-1